Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE
Dated as of December 31, 2011

THIS THIRD SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of December 31, 2011 (herein sometimes called this “Third Supplemental Indenture”) between OHIO POWER COMPANY, an Ohio corporation (herein sometimes called the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, as successor to JPMorgan Chase, N.A., as successor to Bank One, N.A.), as Trustee (the “Trustee”).

RECITALS

Columbus Southern Power Company (“CSP”) and the Trustee executed an Indenture, dated as of February 1, 2003 (the “Original Indenture” and as supplemented and amended from time to time, the “Indenture”), providing, among other things, for the issuance from time to time of CSP’s Securities.

$250,000,000 aggregate principal amount of CSP’s 5.50% Senior Notes, Series C, due 2013 were authenticated and delivered pursuant to the First Supplemental Indenture dated February 14, 2003 and remain outstanding as of the date hereof.

$250,000,000 aggregate principal amount of CSP’s 6.60% Senior Notes, Series D, due 2033 were authenticated and delivered pursuant to the Second Supplemental Indenture dated February 14, 2003 and remain outstanding as of the date hereof.

As of the date hereof, pursuant to the Agreement and Plan of Merger dated as of  December 31, 2011 among CSP and the Company, CSP was merged into the Company (herein sometimes called the “Merger”) whereby the Company is the surviving corporation.

The Company, as required by Section 10.01 of the Indenture, hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities of all series in accordance with the terms of each series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture with respect to each series or established with respect to such series pursuant to Section 2.01 of the Indenture to be kept or performed by CSP.

Pursuant to Section 9.01 of the Indenture, the Company, when authorized by Board Resolution and the Trustee may enter into an indenture supplemental to the Indenture for one or more of the purposes set forth in such Section 9.01 without the consent of the Holders of any of the Securities at the time outstanding, including to evidence the succession of the Company to CSP as permitted under the Indenture and the assumption by the Company of the covenants of CSP in the Indenture and in the Securities.

The Company has requested that the Trustee execute and deliver this Third Supplemental Indenture in accordance with the terms of the Indenture.

All things necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AMENDMENTS TO INDENTURE

Section 2.1 Assumption by Company. As of the date hereof, pursuant to Sections 10.01 and 10.02 of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities of all series in accordance with the terms of each series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture with respect to each series or established with respect to such series pursuant to Section 2.01 of the Indenture to be kept or performed by CSP with the same effect as if the Company had been named as the “Company” in the Indenture.

Section 2.2 Company Substituted. On and after the date hereof, pursuant to Sections 10.01 and 10.02 of the Indenture, the Company shall succeed to, and be substituted for and may exercise every right and power of CSP under the Indenture with the same effect as if the Company had been named as the “Company” in the Indenture.

Section 2.3  Receipt by Trustee. In accordance with Sections 9.05 and 10.03 of the Indenture, the parties acknowledge that the Trustee has received an Opinion of Counsel as conclusive evidence that this Third Supplemental Indenture complies with the requirements of Article Ten of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2 Governing Law. This Third Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 3.3  Ratification of Indenture; This Third Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Security Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.4 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.5 Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.6  Trustee. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 3.7. Trust Indenture Act.  If and to the extent that any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision included in this Third Supplemental Indenture or in the Indenture, which is required to be included in this Third Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

Ohio Power Company

By:	/s/ Renee V. Hawkins
Name: Renee V. Hawkins
Title: Assistant Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas
Title: Vice President